                                   EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectuses constituting part of the Registration Statements on Forms S-8 filed on or about September 4, 1996 and May 29, 1997 of Potters Financial Corporation of our report dated February 6, 1998 related to the consolidated balance sheets of Potters Financial Corporation as of December 31, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ending December 31, 1997, which report is included in this Form 10-KSB.



                                               /s/ CROWE, CHIZEK AND COMPANY LLP
                                               ---------------------------------
                                               Crowe, Chizek and Company LLP


Columbus, Ohio
March 12, 1998